EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-140565) of Bristow Group Inc. of our report dated June 28, 2007 relating to the financial statements of the Bristow Group Inc. Employee Savings and Retirement Plan, which appears in this Form 11-K.

/s/ UHY LLP
Houston, Texas
June 28, 2007